Exhibit 3.8
DEAN HELLER
Secretary of State
2067 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
Entity #
C19663-2004
Document Number:
20050134303-11
Date filed:
4/19/2005     11:26:29 AM

Certificate of Amendment
(Pursuant to NRS 78.385 and78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1.	Name of corporation:

ESPRE SOLUTIONS, INC.

2.	The articles have been amended as follows (provide article numbers, if available).

Section 3, Shares, is amended in its entirety to read as follows:

The aggregate number of shares which this Corporation shall have the authority to issue is One Hundred Eighty-Five Million (185,000,000) share of all classes of stock, consisting of One Hundred Eighty Million (180,000,000) shares of common stock, par value $.001, and Five Million (5,000,000) shares of preferred stock, par value $.001, the rights and preferences of which will be fixed and determined by this Corporation’s board of directors. At the same time as the Articles of Amendment in which this text is contained become effective (the “Effective Time”), each one share of the Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into three (3) fully-paid and non-assessable shares of Common Stock, without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of fully-paid and non-assessable shares of Common Stock equal to the product of three and such fraction, which product shall be rounded up to the nearest whole share.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is a majority of voting power of all classes or series of stock.

4.	Effective date of filing (optional):

5.	Officer Signature (required): /s/ Peter Ianace